Exhibit 99.1

Balchem Corporation Reports Record Second Quarter Sales of $147.1 Million with Second Quarter Net Earnings of $16.5 Million and Adjusted Net Earnings of $20.5 Million

New Hampton, NY, August 4, 2017 – Balchem Corporation (NASDAQ: BCPC) today reported record second quarter 2017 net earnings of $16.5 million, compared to net earnings of $14.2 million for the second quarter 2016. Adjusted net earnings(a) were $20.5 million, compared to $21.1 million in the prior year quarter.

Second Quarter 2017 Financial Highlights:

•	Record second quarter net sales of $147.1 million in 2017, an increase of 6.0%, compared to the second quarter of 2016.
•
Record sales and record second quarter earnings from operations for our Human Nutrition & Health segment, along with record sales and record earnings from operations for our Specialty Products segment, and a significant increase in both sales and earnings from operations for our Industrial Products segment compared to the second quarter 2016.

•	Lower sales and earnings from operations for our Animal Nutrition & Health segment, with decreased ruminant volumes and monogastric margin compression.
•	Record second quarter net earnings were $16.5 million, an increase of $2.4 million, or 16.9% from the prior year, resulting in earnings per share of $0.51.
•	Second quarter adjusted net earnings of $20.5 million decreased $0.6 million or 2.7% from the prior year, resulting in adjusted earnings per share(a) of $0.64.
•
Second quarter cash flows from operations were $22.9 million for 2017 compared to $26.6 million for 2016. Free cash flow(a) for the second quarter 2017 was $15.0 million compared to $22.6 million for the second quarter 2016, a decrease of $7.6 million.

•	Principal payments made, including accelerated payments, of $13.3 million on long-term debt and the revolving loan.

Recent Highlights:

•
On June 1, 2017, the Company acquired 100 percent of the outstanding common shares of Innovative Food Processors, Inc. (“IFP”), a privately held manufacturer of agglomerated and microencapsulated food and nutrition ingredients, headquartered in Faribault, Minnesota. The acquisition of IFP expands the Company’s Human Nutrition & Health segment, adding processing technology and market reach, while bringing innovative and value-added systems to food, beverage, and nutrition customers.

Ted Harris, Chairman, President, and CEO of Balchem said, “We were pleased with the quarterly sales growth in three of our four reporting segments, both year-over-year and on a sequential basis, including all-time record sales for Human Nutrition & Health and Specialty Products.  These higher sales helped to drive increased earnings in these segments, which partially offset margin pressures, primarily from higher raw material costs in all segments, as well as specific challenges within our Animal Nutrition & Health segment.”

Mr. Harris added, “While the closing of the IFP acquisition only occurred on June 1st, our team has already made good progress with the integration efforts, and we are pleased with the capabilities this acquisition adds to our portfolio.”

52 Sunrise Park Road  •  New Hampton, New York 10958  •  Tel. 845.326.5600  •  Fax 845.326.5742  •  www.balchem.com

Balchem Corporation (NASDAQ:BCPC)	2
Results for Period Ended June 30, 2017 (unaudited)
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended June 30,

	2017	2016
	Unaudited
Net sales	$147,082	$138,794
Gross margin	46,761	46,449
Operating expenses	21,930	23,116
Earnings from operations	24,831	23,333
Other expense	2,271	1,950
Earnings before income tax expense	22,560	21,383
Income tax expense	6,024	7,233
Net earnings	$16,536	$14,150

Diluted net earnings per common share	$0.51	$0.44

Adjusted EBITDA(a)	$36,315	$39,512
Adjusted net earnings(a)	$20,527	$21,093
Adjusted net earnings per common share(a)	$0.64	$0.66

Shares used in the calculations of diluted and adjusted net earnings per common share	32,203	31,875

For the Six Months Ended June 30,

	2017	2016
	Unaudited
Net sales	$284,810	$273,935
Gross margin	91,190	89,273
Operating expenses	43,656	45,972
Earnings from operations	47,534	43,301
Other expense	4,265	3,937
Earnings before income tax expense	43,269	39,364
Income tax expense	11,216	13,328
Net earnings	$32,053	$26,036

Diluted net earnings per common share	$1.00	$0.82

Adjusted EBITDA(a)	$72,122	$74,975
Adjusted net earnings(a)	$39,440	$39,517
Adjusted net earnings per common share(a)	$1.23	$1.24

Shares used in the calculation of diluted and adjusted net earnings per common share	32,195	31,843

(a)See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)	3
Segment Financial Results for the Second Quarter of 2017:

The Human Nutrition & Health segment generated record sales of $78.0 million, an increase of $3.2 million or 4.3% compared to the prior year quarter. Powder System’s sales increased $2.0 million from the prior year comparable quarter, as a result of higher sales from the legacy business and the acquisition of IFP. Additionally, Cereal Systems’ sales increased $1.3 million or 21.5%. Record second quarter earnings from operations for this segment were $11.3 million, versus $9.0 million in the prior year comparable quarter, an increase of $2.3 million or 25.4%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for 2017 and 2016 of $5.6 and $5.9 million, respectively, and Albion inventory valuation adjustments of $1.7 million relating to acquisition accounting in 2016, adjusted earnings from operations(a) for this segment were $17.0 million, a second quarter record, compared to $16.7 million in the prior year quarter.

The Animal Nutrition & Health segment sales of $37.0 million decreased 3.6%, or $1.4 million. The reduced sales were primarily due to lower ruminant species volumes as a result of an inventory correction at a large customer and challenging dairy economics, partially offset by higher ReaShure® sales.  Earnings from operations for the ANH segment decreased 49.5% to $3.7 million as compared to $7.3 million in the prior year comparable quarter, an impact of the aforementioned lower ruminant species sales and reduced margins in the monogastric species business due to higher raw material costs compared to the prior year and increased competition.

The Specialty Products segment generated record sales of $20.8 million, a $0.4 million or 2.1% increase from the comparable prior year quarter, driven by strong domestic and international plant nutrition sales. Record quarterly earnings from operations for this segment were $8.1 million, versus $7.0 million in the prior year comparable quarter, an increase of $1.0 million or 14.8%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for 2017 and 2016 of $0.8 and $0.7 million, respectively, and Albion inventory valuation adjustments of $0.9 million relating to acquisition accounting in 2016, adjusted earnings from operations for this segment were $8.8 million, a record quarter, compared to $8.7 million in the prior year quarter, an increase of $0.1 million or 1.3%.

The Industrial Products segment sales increased $6.0 million or 113.9% from the prior year comparable quarter, primarily due to significantly higher sales of choline and choline derivatives used in shale fracking applications. Earnings from operations for the Industrial Products segment were $1.6 million, an increase of $1.3 million compared with the prior year comparable quarter, and was primarily a reflection of the aforementioned higher sales and stronger gross margins due to a more favorable customer mix and improved cost structure.

Consolidated gross margin for the quarter ended June 30, 2017 of $46.8 million was up slightly compared to $46.4 million for the prior year comparable period. Gross margin as a percentage of sales decreased to 31.8% as compared to 33.5% in the prior year comparative period. Adjusted gross margin(a) for the quarter ended June 30, 2017 decreased 4.6% to $47.4 million, as compared to $49.7 million for the prior year comparable period. For the three months ended June 30, 2017, adjusted gross margin as a percentage of sales was 32.2% compared to 35.8% in the prior year comparative period. The decrease was primarily due to higher raw material costs, mix and increased competition in the monogastric business. Operating expenses of $21.9 million for the second quarter were down $1.2 million from the prior year comparable quarter principally due

Balchem Corporation (NASDAQ:BCPC)	4
to a favorable indemnification settlement, partially offset by higher transaction and integration costs and a favorable legal settlement in 2016. Excluding non-cash operating expense associated with amortization of intangible assets of $5.8 million, operating expenses were $16.1 million, or 11.0% of sales.

Interest expense was $1.9 million in the second quarter of 2017. Our effective tax rates for the three months ended June 30, 2017 and 2016 were 26.7% and 33.8%, respectively. The company’s effective tax rate for the three months ended June 30, 2017 is lower primarily due to excess tax benefits from stock-based compensation, due to the adoption of ASU 2016-09, being recognized as a decrease to the provision for income taxes (see Table 3), a purchase price reduction related to the SensoryEffects acquisition, as well as reduced liabilities and tax rates in certain jurisdictions.

For the quarter ended June 30, 2017, cash flows provided by operating activities were $22.8 million, and free cash flow was $15.0 million. The $117.2 million of net working capital on June 30, 2017 included a cash balance of $43.6 million, which reflects scheduled and accelerated net principal payments on long-term debt and the revolving loan of $13.3 million, and capital expenditures of $7.9 million in the second quarter of 2017. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris said, “Our results in the second quarter reflected solid sales growth and earnings growth in three of our four segments.  While our Animal Nutrition & Health segment faces several challenges, we continue to be confident in the longer term opportunities within this segment.”

Mr. Harris went on to add, “We are progressing our strategic growth initiatives and are pleased with the IFP acquisition and its contribution to our company as we continue to seek value creating acquisitions to augment our organic growth strategies.”

Quarterly Conference Call
A quarterly conference call will be held on Friday, August 4, 2017, at 11:00 AM Eastern Time (ET) to review second quarter 2017 results. Ted Harris, President & Chief Executive Officer, and Bill Backus, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, August 18, 2017. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13667775.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Balchem Corporation (NASDAQ:BCPC)	5
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2016. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Mary Ann Brush, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)	6
Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Human Nutrition & Health	$78,031	$74,800	$151,158	$146,355
Animal Nutrition & Health	37,048	38,412	75,126	77,644
Specialty Products	20,759	20,325	39,549	37,442
Industrial Products	11,244	5,257	18,977	12,494
Total	$147,082	$138,794	$284,810	$273,935

Business Segment Earnings Before Income Taxes:
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Human Nutrition & Health	$11,320	$9,024	$21,516	$17,396
Animal Nutrition & Health	3,689	7,304	9,065	13,839
Specialty Products	8,055	7,016	14,518	12,304
Industrial Products	1,579	258	2,301	492
Transaction costs, integration costs and legal settlement	(1,899)	(269)	(1,953)	(730)
Indemnification settlement	2,087	-	2,087	-
Interest and other expense	(2,271)	(1,950)	(4,265)	(3,937)
Total	$22,560	$21,383	$43,269	$39,364

Selected Balance Sheet Items	June 30, 2017	December 31, 2016
Cash and Cash Equivalents	$43,599	$38,643
Accounts Receivable, net	84,791	83,252
Inventories	62,129	57,245
Other Current Assets	11,276	9,302
Total Current Assets	201,795	188,442

Property, Plant & Equipment, net	182,721	165,754
Goodwill	440,215	439,811
Intangible Assets With Finite Lives, net	140,577	147,484
Other Assets	5,371	7,135
Total Assets	$970,679	$948,626

Current Liabilities	$49,626	$66,008
Current Portion of Long Term-Debt	35,000	35,000
Long-Term Debt	209,234	226,490
Revolving Loan – Long-Term	31,500	19,000
Deferred Income Taxes	77,704	74,199
Long-Term Obligations	5,231	6,896
Total Liabilities	408,295	427,593

Stockholders' Equity	562,384	521,033

Total Liabilities and Stockholders' Equity	$970,679	$948,626

Balchem Corporation (NASDAQ:BCPC)	7
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2017	2016

Cash flows from operating activities:
Net earnings	$32,053	$26,036
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,083	22,666
Stock compensation expense	2,885	3,949
Other adjustments	565	443
Changes in assets and liabilities	(11,894)	2,864
Net cash provided by operating activities	45,692	55,958

Cash flow from investing activities:
Cash paid in acquisition, net of cash acquired	(16,759)	(110,601)
Capital expenditures and intangible assets acquired	(11,149)	(15,322)
Insurance proceeds	2,000	-
Net cash used in investing activities	(25,908)	(125,923)

Cash flows from financing activities:
Proceeds from long-term and revolving debt	22,000	65,000
Principal payments on long-term and revolving debt	(29,384)	(38,384)
Proceeds from stock options exercised	4,893	3,032
Excess tax benefits from stock compensation	-	792
Dividends paid	(12,069)	(10,727)
Other	(1,741)	(1,478)
Net cash (used in) provided by financing activities	(16,301)	18,235

Effect of exchange rate changes on cash	1,473	356

Increase (Decrease) in cash and cash equivalents	4,956	(51,374)

Cash and cash equivalents, beginning of period	38,643	84,795
Cash and cash equivalents, end of period	$43,599	$33,421

Balchem Corporation (NASDAQ:BCPC)	8
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses, indemnification settlements, legal settlements, and the fair valuation of acquired inventory.  Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)	9
Table 1

Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Reconciliation of adjusted gross margin

GAAP gross margin	$46,761	$46,449	$91,190	$89,273
Inventory valuation adjustment (1)	-	2,635	-	5,046
Amortization of intangible assets (2)	659	640	1,300	1,129
Adjusted gross margin	$47,420	$49,724	$92,490	$95,448

Reconciliation of adjusted earnings from operations

GAAP earnings from operations	24,831	23,333	47,534	43,301
Inventory valuation adjustment (1)	-	2,635	-	5,046
Amortization of intangible assets (2)	6,452	7,456	13,543	14,697
Transaction costs, integration costs and legal settlement (3)	1,899	269	1,953	730
Indemnification settlement (4)	(2,087)	-	(2,087)	-
Adjusted earnings from operations	31,095	33,693	60,943	63,774

Reconciliation of adjusted net earnings

GAAP net earnings	16,536	14,150	32,053	26,036
Inventory valuation adjustment (1)	-	2,635	-	5,046
Amortization of intangible assets (2)	6,572	7,587	13,787	14,965
Transaction costs, integration costs and legal settlement (3)	1,899	269	1,953	730
Indemnification settlement (4)	(2,087)	-	(2,087)	-
Income tax adjustment (5)	(2,393)	(3,548)	(6,266)	(7,260)
Adjusted net earnings	$20,527	$21,093	$39,440	$39,517

Adjusted net earnings per common share – diluted	$0.64	$0.66	$1.23	$1.24

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization

Balchem Corporation (NASDAQ:BCPC)	10
expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

3 Transaction costs, integration costs and legal settlement: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Legal settlements related to acquisitions are included as expense offset in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Indemnification settlement: Indemnification settlement related to a favorable settlement we received relating to the SensoryEffects acquisition which is included in our GAAP financial statements. Management excluded this settlement for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding the settlement from our non-GAAP financial measures is useful to investors because this type of settlement is infrequent causing comparison of current and historical financial results to be difficult.

5 Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting”, and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. The income tax adjustment for the three months ended June 30, 2017 and 2016, respectively, is calculated as the difference between the June 30, 2017 and 2016 year-to-date income tax adjustment, respectively, and the March 31, 2017 and 2016 year-to-date income tax adjustment, respectively. See Table 3 for the calculation of our non-GAAP effective tax rate.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and six months ended June 30, 2017 and 2016.

Table 2
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income - as reported	$16,536	$14,150	$32,053	$26,036
Add back:
Provision for income taxes	6,024	7,233	11,216	13,328
Other expense	2,271	1,950	4,265	3,937
Depreciation and amortization	10,628	11,522	21,837	22,402
EBITDA	35,459	34,855	69,371	65,703
Add back certain items:
Non-cash compensation expense related to equity awards	1,044	1,753	2,885	3,496
Transaction costs, integration costs and legal settlement	1,899	269	1,953	730
Indemnification settlement	(2,087)	-	(2,087)	-
Inventory fair value	-	2,635	-	5,046
Adjusted EBITDA	$36,315	$39,512	$72,122	$74,975

Balchem Corporation (NASDAQ:BCPC)	11
The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the six months ended June 30, 2017 and 2016.

Table 3
	Six Months Ended June 30,
	2017	Effective Tax Rate	2016	Effective Tax Rate
GAAP Income Tax Expense	$11,216	25.9%	$13,328	33.9%
Impact of ASU 2016-09 adoption(6)	1,739		-
Adjusted Income Tax Expense	$12,955	29.9%	$13,328	33.9%

(6)In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which addresses the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted ASU 2016-09 on January 1, 2017 prospectively (prior periods have not been restated).  The primary impact of adoption was the recognition during the three and six months ended June 30, 2017, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.  The presentation requirements for cash flows related to employee taxes paid for withheld shares had no impact to any of the periods presented in the consolidated statement of cash flows, since such cash flows have historically been presented in financing activities. The Company also elected to continue estimating forfeitures when determining the amount of stock-based compensation costs to be recognized in each period. No other provisions of ASU 2016-09 had a material impact on the Company’s financial statements or disclosures.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and six months ended June 30, 2017 and 2016.

Table 4
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$22,890	$26,635	$45,692	$55,958
Capital expenditures	(7,885)	(4,076)	(10,819)	(14,736)
Free cash flow	$15,005	$22,559	$34,873	$41,222